For Immediate Release	Contact:	Cindy Knoebel, CFA
VP, Financial & Corporate
Communications
VF Services
(336) 424-6189/(212) 841-7141

Paul Mason
Director, Corporate Communications
VF Corporation
(336) 424-6192
VF RAISES FIVE-YEAR GROWTH PLAN TARGETS
AND ANNOUNCES 2008 GUIDANCE
Greensboro, NC — January 9, 2008 — VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, is raising its long-term revenue, operating margin and earnings per share growth targets. The new targets reflect the Company’s confidence in its vision and strategies, which have been designed to drive superior returns to shareholders. The Company is also establishing its guidance for 2008 revenues and earnings, confirming its outlook for another record year in both. Details of the new Growth Plan targets are being presented to investors today at a meeting and webcast that will commence at 8:30 a.m. ET. Information regarding the webcast can be found at the end of this release.
“We are committed to delivering growth and focused on driving total shareholder return, with confidence that we have the brands, strategies and talent to achieve both on a sustainable, long-term basis,” said Eric C. Wiseman, President and Chief Executive Officer. “This is a tremendously exciting day for us, as we share our vision for a VF that is bigger, more international, more diversified and more profitable.”
Five-Year Growth Plan Targets
“Today, we are delighted to announce that our outlook for growth and profitability is stronger than ever, thanks to the foundation built by a leadership team with an unwavering commitment to performance excellence and the ability to execute in the face of changing market and economic conditions,” said Wiseman.
Highlights of the Plan include:
•	$11 Billion in Revenues. We are raising our long-term revenue growth target from 6-8% to 8-10% annually and establishing a goal of $11 billion in revenues by 2012. We expect strong organic growth of 6-7%, with acquisitions contributing 2-3% to growth. Key growth drivers will be international expansion and continued growth in our direct-to-consumer business. Our international revenues are expected to expand approximately 13% annually and account for a third of our total revenues by 2012. Our direct-to-consumer business should grow at about 18% annually and represent 22% of revenues.

Each of our coalitions is expected to achieve organic growth over the coming years. Our Lifestyle businesses — Outdoor, Contemporary Brands and Sportswear — will continue to be our growth engines. Revenues in our Outdoor and Contemporary Brands coalitions are expected to grow at a high single-digit to low double-digit rate, with Sportswear growing at a mid single-digit rate. Our Heritage businesses — Jeanswear and Imagewear — will continue to be important contributors to our Growth Plan, providing growth and the profits and cash flow to fuel our expansion.

•	15% Operating Margin. We are also raising our operating margin target from 14% to 15%, as we leverage our costs across an expanded revenue base, grow our international and retail businesses and continue our relentless focus on cost reduction.

•	10-11% EPS Growth. We are establishing a new target for earnings per share growth of 10-11%. EPS are expected to grow at a faster rate than revenues, reflecting continued expansion in our operating margins.

•	40% Dividend Payout. Returning cash to shareholders continues to be an important component of our TSR (total shareholder return) strategy, and we expect to maintain a dividend payout rate of approximately 40% over the next five years.
2008 Guidance
2008 should be another very strong year of growth in both revenues and earnings, right in line with our newly established targets. We are anticipating revenue growth of 9% and earnings per share growth of 10%, excluding the impact of any new acquisitions. This will represent our sixth consecutive year of record revenues and profits.
“We’re bullish about our prospects for 2008, despite the sharp downturn in investor sentiment surrounding many consumer-focused sectors. Not only do we expect to wrap up 2007 with a great fourth quarter, as previously announced on December 19, but we look forward to continuing our momentum in 2008 with another year of record performance,” concluded Wiseman.
Webcast Information
VF will hold a webcast today at 8:30 a.m. ET. You may access this webcast via the Internet at www.vfc.com.
Cautionary Statement on Forward-looking Statements
Certain statements included in this release are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.
Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include VF’s reliance on a small number of large customers; the financial strength of VF’s customers; changing fashion trends and consumer demand; increasing pressure on margins; VF’s ability to implement its growth strategy; VF’s ability to grow its international and direct-to-consumer businesses; VF’s ability to successfully integrate and grow acquisitions; VF’s ability to maintain the strength and security of its information technology systems; stability of VF’s manufacturing facilities and foreign suppliers; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to protect trademarks and other intellectual property rights; maintenance by VF’s licensees and distributors of the value of VF’s brands; the overall level of consumer spending; general economic conditions and other factors affecting consumer confidence; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the Securities and Exchange Commission, including VF’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
About VF
VF Corporation is a global leader in lifestyle apparel with a diverse portfolio of jeanswear, outdoor, imagewear, sportswear and contemporary apparel brands. Its principal brands include Wrangler®, Lee®, Riders®, The North Face®, Vans®, Reef®, Eagle Creek®, Eastpak®, JanSport®, Napapijri®, Nautica®, Kipling®, John Varvatos®, 7 For All Mankind®, lucy®, Majestic® and Red Kap®.
VF Corporation’s press releases, annual report and other information can be accessed through the Company’s home page, www.vfc.com.
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